As filed with the Securities and Exchange Commission on January 6, 2011

Registration No. 333-07427

Registration No. 333-07425

Registration No. 333-62233

Registration No. 333-116848

Registration No. 333-133544

Registration No. 333-141887

Registration No. 333-165345

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-07427
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-07425
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-62233
 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116848
 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133544
 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141887
 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165345

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________________________________________

American Physicians Service Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or other jurisdiction of incorporation or organization)	75-1458323 (I.R.S. Employer Identification No.)

1301 S. Capital of Texas Highway

Suite C-300

Austin, Texas 78746

(Address of Principal Executive Offices)

American Physicians Service Group, Inc. 1995 Incentive and Non-Qualified Stock Option Plan,
as amended and restated from time to time
American Physicians Service Group, Inc. 1995 Non-Employee Director Stock Option Plan
American Physicians Service Group, Inc. 2005 Incentive and Non-Qualified Stock Option Plan,
as amended and restated from time to time
American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan,
as amended and restated from time to time
____________________

W. Stancil Starnes
American Physicians Service Group, Inc.
100 Brookwood Place
Birmingham, Alabama 35209
(Name and Address of Agent For Service)
(205) 877-4400
(Telephone Number, Including Area Code, of Agent For Service)

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-07427, registering 800,000 shares of American Physicians Service Group, Inc. (the “Company”) common stock, $0.10 par value (“Company Common Stock”), under the American Physicians Service Group, Inc. 1995 Incentive and Non-Qualified Stock Option Plan;

•

Registration Statement No. 333-07425, registering 200,000 shares of Company Common Stock under the Company’s 1995 Non-Employee Director Stock Option Plan;

•

Registration Statement No. 333-62233, registering 400,000 shares of Company Common Stock under the Company’s 1995 Incentive and Non-Qualified Stock Option Plan, as amended and restated;

•

Registration Statement No. 333-116848, registering 400,000 shares of Company Common Stock under the Company’s 1995 Incentive and Non-Qualified Stock Option Plan, as amended and restated;

•

Registration Statement No. 333-133544, registering 350,000 shares of Company Common Stock under the Company’s 2005 Incentive and Non-Qualified Stock Option Plan and 150,000 shares of Company Common Stock under the Company’s Affiliated Group Deferred Compensation Master Plan;

•

Registration Statement No. 333-141887, registering 300,000 shares of Company Common Stock under the Company’s 2005 Incentive and Non-Qualified Stock Option Plan, as amended; and

•

Registration Statement No. 333-165345, registering 600,000 shares of Company Common Stock under the Company’s 2005 Incentive and Non-Qualified Stock Option Plan, as amended and restated, and 100,000 shares of Company Stock under the Company’s Affiliated Group Deferred Compensation Master Plan, as amended.

On November 30, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 31, 2010, by and among the Company, ProAssurance Corporation (“ProAssurance”) and CA Bridge Corporation (“Merger Sub”), a wholly owned subsidiary of ProAssurance, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of ProAssurance.  As a result of the merger, each share of Company Common Stock was canceled and converted into the right to receive payment of cash in an amount equal to $32.50.  Additionally, each stock option issued pursuant to the Company’s 2005 Amended and Restated Incentive and Non-Qualified Stock Option Plan was converted into the right to receive an amount of cash equal to (a) the total number of shares of Company Common Stock subject to such stock option multiplied by (b) the amount by which $32.50 exceeded the exercise price per share of Company Common Stock subject to the option. Lastly, each share of deferred stock held in the American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan was converted into the right to receive a cash payment of $32.50.

As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 6th day of January, 2011.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

By:	/s/ Timothy L. LaFrey
Name:	Timothy L. LaFrey
Title:	Vice-President